Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FIRST QUARTER 2006 RESULTS

CSG Exceeds Expectations: Revenues

of $93.0 million and GAAP EPS of $0.33 per share.

ENGLEWOOD, COLO. (April 25, 2006) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended March 31, 2006.

First Quarter 2006 Highlights:

•	GAAP results were as follows: total revenues were $93.0 million; operating income was $22.2 million; and net income was $15.5 million, or $0.33 per diluted share, with $0.02 per diluted share of this amount related to higher interest and investment income in the quarter than was reflected in the company’s guidance.

•	Cash flows from operations for the quarter were $22.0 million.

•	For the quarter, CSG repurchased approximately 669,000 shares of its common stock for $15.0 million (weighted-average price of $22.44 per share) under its stock repurchase program.

•	On March 1, 2006, CSG acquired Telution, Inc., a private, Chicago-based provider of operations support system software, to extend current and future product offerings.

•	After the quarter, Peter Kalan was named Executive Vice President of Business and Corporate Development and Randy Wiese, a 10-plus year CSG veteran, was named Chief Financial Officer for the company.

“We continue to execute on our strategy of focusing on our core video processing business,” Ed Nafus, chief executive officer and president of CSG Systems International, Inc., said. “During the first quarter we expanded our solution set and our professional services capabilities with the acquisition of Telution. With this acquisition, we will enable our clients to more easily bundle and deploy an increasing number of products and services, including wireless, personalized content and business services. In addition, we have asked two CSG-veterans to take on different responsibilities to further enhance our ability to create long-term value for our shareholders, customers and employees. Peter Kalan, will lead our Business and Corporate Development Organization, focusing on driving new revenue growth through a number of avenues, including market share gains, new partnerships, acquisitions and distribution and sales channels. Randy Wiese, our Chief Accounting Officer and a 10-plus year veteran of the company, has been named Executive Vice President and Chief Financial Officer. These moves reflect our belief that there are additional growth opportunities where we can take our technology and expertise and leverage them to create additional value.”

-more-

CSG Systems International, Inc.

April 25, 2006

Summary GAAP Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended March 31,
	2006	2005	Percent Change
Continuing operations:
Total revenues	$92,960	$93,176	NC
Operating income	22,201	20,950	6%
Income from continuing operations	15,466	12,402	25%
Discontinued operations, net of tax	—	(3,821)	NM
Net income	15,466	8,581	80%
Diluted earnings (loss) per share:
Income from continuing operations	$0.33	$0.25	32%
Discontinued operations, net of tax	—	(0.08)	NM

Net income	$0.33	$0.17	94%

First Quarter 2006 Results

Total revenues for the first quarter of 2006 were $93.0 million, relatively consistent when compared to $93.2 million for the same period in 2005, and $93.2 million for the fourth quarter of 2005. The components of total revenues are as follows: (i) processing revenues for the first quarter of 2006 were $86.4 million, up four percent when compared to $83.3 million for the same period last year, and down one percent when compared to $87.1 million for the fourth quarter of 2005; and (ii) software, maintenance and services revenues were $6.6 million for the current quarter, a 34 percent decrease when compared to $9.9 million for the same period last year, and an increase of seven percent when compared to $6.1 million for the fourth quarter of 2005, with the year-over-year decrease related primarily to several large software transactions in the first quarter of 2005 for our workforce automation and call center products, with no comparable amounts in the first quarter of 2006.

Income from continuing operations presented in accordance with generally accepted accounting principles (“GAAP”) for the first quarter of 2006 was $15.5 million, or $0.33 per diluted share, with $0.02 per diluted share of this amount related to higher than projected investment returns in the first quarter of 2006. This compares to income from continuing operations of $12.4 million, or $0.25 per diluted share, for the same period last year, and $4.3 million, or $0.09 per diluted share, for the fourth quarter of 2005. The increase in income from continuing operations for the first quarter of 2006 when compared to the first quarter of 2005 is due primarily to: (i) the inclusion of $4.2 million, or $0.05 per diluted share, of retirement benefits for our former CEO in the first quarter of 2005 results of operations, with no comparable amounts in the current quarter; and (ii) an increase between periods of approximately $4 million, or approximately $0.05 per diluted share, associated with interest and investment income. The increase in income from continuing operations between sequential quarters is due primarily to: (i) the inclusion of $14.5 million of restructuring charges, or $0.20 per dilutive share, in the fourth quarter of 2005 results of operations, compared to $1.1 million, or $0.02 per diluted share, for the current quarter; and (ii) an increase in interest and investment income of $2.8 million between periods, or approximately $0.04 per diluted share. The year-over-year and sequential quarterly increases in interest and investment income are

CSG Systems International, Inc.

April 25, 2006

primarily a result of a significant increase in our cash and short-term investment balances between periods, which is primarily a result of the cash proceeds received from the sale of the GSS Business in December 2005.

Total domestic customer accounts processed on CSG’s systems as of March 31, 2006 were 45.0 million, compared to 45.2 million as of December 31, 2005. To date, over 22 million cable subscribers have migrated to CSG’s Advanced Convergent Platform, or ACP. The annualized revenue per processing unit (“ARPU”) for the first quarter of 2006 was $7.66 compared to $7.72 for the fourth quarter of 2005. The decrease in ARPU between periods is primarily the result of the first quarter of 2006 including a full three months of revised pricing for Echostar, compared to only two months of revised pricing for the fourth quarter of 2005, as the new contract pricing for Echostar was effective November 1, 2005.

Supplemental Data

The following information is provided to assist readers in further evaluating CSG’s performance (in thousands, except per share amounts):

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain key operating income items:
Former CEO retirement benefits	$77	$0.00	$4,221	$0.05
Restructuring charges	1,149	0.02	3	0.00

Total	$1,226	$0.02	$4,224	$0.05

Certain non-cash expenses:
Depreciation	$2,352	$0.03	$2,591	$0.03
Amortization of intangible assets	3,735	0.05	3,309	0.04
Stock-based employee compensation	2,834	0.04	3,251	0.04

Total	$8,921	$0.12	$9,151	$0.11

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of continuing operations in the accompanying Unaudited Condensed Consolidated Statements of Income.

(2)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s effective income tax rates from continuing operations of 38% and 36%, respectively, for the quarters ended March 31, 2006 and 2005.

Telution Acquisition

On March 1, 2006, CSG acquired Telution, Inc. for $20.5 million in cash (net of $1.6 million in acquired cash). Telution is a Chicago-based provider of operations support system technologies that enable communications companies to bring bundled, advanced services to market quickly and effectively. CSG acquired Telution and its COMX solution to expand CSG’s ability to support cable and satellite operators as they deliver advanced and IP-based services, designed to attract and retain consumers who have begun to expect the availability of video, voice and data services over nearly any device at the time and location they choose. As a result of this acquisition, CSG will extend its ability to support its clients’ sales, ordering, partnering and service provisioning processes as well as delivering enhanced customer care capabilities through all customer touch points – the Web, interactive television, field service, statement, the call center and more. CSG will integrate COMX into the ACP product, accelerating

CSG Systems International, Inc.

April 25, 2006

CSG’s product roadmap to quickly enable operators to more easily bundle and deploy wireless, content, business services and IPTV offerings. The one-time charges related to this acquisition in the first quarter of 2006 were not significant.

Financial Condition

As of March 31, 2006, CSG had cash, cash equivalents and short-term investments of $384.6 million, compared to $392.2 million as of December 31, 2005, with the decrease between periods reflective of the cash paid for the Telution acquisition in the first quarter of 2006. Net billed accounts receivable were $109.4 million as of March 31, 2006, compared to $104.8 million as of December 31, 2005. Cash flows from operations for the quarter ended March 31, 2006 were $22.0 million, compared to $15.7 million for the quarter ended December 31, 2005, and $18.9 million for the quarter ended March 31, 2005.

Stock Repurchase Program

During the first quarter of 2006, CSG repurchased approximately 669,000 shares of its common stock at a total purchase price of $15.0 million (a weighted-average price of $22.44 per share). Including these shares, the total shares repurchased under CSG’s stock repurchase program since its inception in August 1999 is 13.8 million shares, at a total repurchase price of $340.6 million (a weighted-average price of $24.68 per share). As of March 31, 2006, the remaining number of shares authorized for repurchase under the stock repurchase program is 6.2 million shares.

Executive Management Changes

CSG announced two organizational changes to its executive management team. Peter Kalan, former Chief Financial Officer, will assume the responsibility of Executive Vice President of Business and Corporate Development and Randy Wiese, Chief Accounting Officer, has been named Executive Vice President and Chief Financial Officer. Between the two CSG veterans, they have approximately 20 years of financial management of the company. Kalan will utilize his experience in working with customers, the sales and product management organizations and the financial community to identify new avenues to drive revenue growth, leveraging the company’s technology and expertise. Wiese, who has been instrumental in setting up the processes and infrastructure to support CSG as a public company, will take on the additional responsibility of Chief Financial Officer in addition to retaining his role as Chief Accounting Officer.

Second Quarter 2006 and Full-Year 2006 Financial Guidance

“For the second quarter of 2006, we are expecting revenues of between $91 million and $93 million and GAAP earnings per diluted share of between 30 and 31 cents,” Randy Wiese, chief financial officer, said.

“In addition, there are approximately $9.8 million of non-cash items included in our second quarter earnings per share guidance, or approximately 13 cents per diluted share,” Wiese said. “These non-cash items include intangible asset amortization of approximately $4.4 million, depreciation expense of approximately $2.6 million, and stock-based employee compensation expense of approximately $2.8 million.”

CSG Systems International, Inc.

April 25, 2006

Wiese added that for the full-year 2006, revenues are expected to be between $371 million and $381 million, and GAAP earnings per diluted share of between $1.28 and $1.35. The revised numbers take into account the Telution acquisition and the higher than expected interest and investment income than was originally expected in the company’s January guidance.

Conference Call

CSG will host a one-hour conference call on Tuesday, April 25, at 5 p.m. EDT, to discuss CSG’s first quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. CSG is a S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its five largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., Charter Communications and Adelphia Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk, and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

April 25, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$353,482	$346,113
Short-term investments	31,150	46,111

Total cash, cash equivalents and short-term investments	384,632	392,224
Trade accounts receivable-
Billed, net of allowance of $1,008 and $1,324	109,407	104,812
Unbilled and other	6,134	6,660
Deferred income taxes	10,508	9,565
Income taxes receivable	—	5,032
Other current assets	6,749	17,145

Total current assets	517,430	535,438
Property and equipment, net of depreciation of $63,580 and $61,333	21,307	21,143
Software, net of amortization of $104 and zero	8,602	—
Goodwill	10,460	623
Client contracts, net of amortization of $72,113 and $68,634	39,009	41,661
Deferred income taxes	30,091	33,275
Other assets	5,929	6,236

Total assets	$632,828	$638,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$24,076	$19,651
Trade accounts payable	12,404	17,306
Accrued employee compensation	19,406	32,447
Deferred revenue	13,938	9,575
Income taxes payable	1,698	—
Other current liabilities	15,214	15,783

Total current liabilities	86,736	94,762

Non-current liabilities:
Long-term debt	230,000	230,000
Deferred revenue	8,938	8,943
Other non-current liabilities	3,149	6,341

Total non-current liabilities	242,087	245,284

Total liabilities	328,823	340,046

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 47,953,157 shares and 47,886,480 shares outstanding	609	601
Additional paid-in capital	322,008	316,764
Treasury stock, at cost, 12,958,985 shares and 12,290,485 shares	(311,976)	(296,976)
Accumulated other comprehensive income:
Unrealized gain on short-term investments, net of tax	28	71
Accumulated earnings	293,336	277,870

Total stockholders’ equity	304,005	298,330

Total liabilities and stockholders’ equity	$632,828	$638,376

CSG Systems International, Inc.

April 25, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenues:
Processing and related services	$86,421	$83,281
Software, maintenance and services	6,539	9,895

Total revenues	92,960	93,176

Cost of revenues:
Processing and related services	42,904	41,983
Software, maintenance and services	4,516	5,043

Total cost of revenues	47,420	47,026

Gross margin (exclusive of depreciation)	45,540	46,150

Operating expenses:
Research and development	9,901	7,999
Selling, general and administrative	9,937	14,607
Depreciation	2,352	2,591
Restructuring charges	1,149	3

Total operating expenses	23,339	25,200

Operating income	22,201	20,950

Other income (expense):
Interest expense	(1,885)	(2,120)
Interest and investment income, net	4,670	549
Other, net	(55)	(2)

Total other	2,730	(1,573)

Income from continuing operations before income taxes	24,931	19,377
Income tax provision	(9,465)	(6,975)

Income from continuing operations	15,466	12,402

Discontinued operations:
Loss from discontinued operations	—	(5,311)
Income tax benefit	—	1,490

Discontinued operations, net of tax	—	(3,821)

Net income	$15,466	$8,581

Basic earnings (loss) per common share:
Income from continuing operations	$0.33	$0.25
Discontinued operations, net of tax	—	(0.08)

Net income	$0.33	$0.17

Diluted earnings (loss) per common share:
Income from continuing operations	$0.33	$0.25
Discontinued operations, net of tax	—	(0.08)

Net income	$0.33	$0.17

Weighted-average common shares outstanding:
Basic	46,901	49,045
Diluted	47,409	49,584

CSG Systems International, Inc.

April 25, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	March 31, 2006	March 31, 2005
Cash flows from operating activities:
Net income	$15,466	$8,581
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	2,352	3,767
Amortization	4,031	7,143
Restructuring charge for abandonment of facilities and impairment of assets	107	—
Gain on short-term investments	(65)	(84)
Deferred income taxes	2,088	1,004
Excess tax benefits from stock-based compensation awards	(941)	399
Stock-based employee compensation	2,834	4,337
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(2,285)	(2,203)
Other current and non-current assets	(649)	(1,457)
Income taxes payable/receivable	7,668	4,808
Accounts payable and accrued liabilities	(12,051)	(6,274)
Deferred revenue	3,423	(1,156)

Net cash provided by operating activities	21,978	18,865

Cash flows from investing activities:
Net proceeds (payments) from the disposition of discontinued operations	(209)	—
Purchases of property and equipment	(1,974)	(3,874)
Proceeds from sale of aircraft held for sale	7,376	—
Purchases of short-term investments	(39,650)	(18,088)
Proceeds from sale/maturity of short-term investments	54,650	6,900
Acquisition of business, net of cash acquired	(20,478)	(82)
Acquisition of and investments in client contracts	(1,552)	(1,926)

Net cash used in investing activities	(1,837)	(17,070)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,676	706
Repurchase of common stock	(16,199)	(23,807)
Payments on acquired equipment financing	(190)	—
Excess tax benefits from stock-based compensation awards	941	—
Payments of deferred financing costs	—	(35)

Net cash used in financing activities	(12,772)	(23,136)

Effect of exchange rate fluctuations on cash	—	(590)

Net increase (decrease) in cash and cash equivalents	7,369	(21,931)
Cash and cash equivalents, beginning of period	346,113	133,551

Cash and cash equivalents, end of period	$353,482	$111,620

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for -
Interest	$97	$111
Income taxes	10	(672)